Exhibit 99.1

News From:

Contact:	Douglas Abel President & Chief Executive Officer Manhattan Pharmaceuticals, Inc. 212.582.3950	Michelle Carroll Corporate Communications Manhattan Pharmaceuticals, Inc. 212.582.3950

Manhattan Pharmaceuticals Announces Results of
Phase 2a Studies for Oral Oleoyl-estrone

•	Results Fail to Demonstrate Meaningful Placebo Adjusted Weight Loss; Obesity Program to be Discontinued

•	Company to Focus Efforts on Development of Its Pipeline of Four Clinical Stage Products

•	Company Will Seek to Outlicense Propofol Lingual Spray

•	Management discussion call to be held tomorrow, Tuesday, July 10, 2007 at 8:30 AM ET

NEW YORK, NY JULY 9, 2007 - Manhattan Pharmaceuticals, Inc. (AMEX: MHA) today announced results of the company’s two Phase 2a clinical trials of oral Oleoyl-estrone (OE). The results of both randomized, double-blind, placebo-controlled studies, one in common obesity and the other in morbid obesity, demonstrated no statistically or clinically meaningful placebo adjusted weight loss for any of the treatment arms evaluated. Based on these results, Manhattan Pharmaceuticals will discontinue its OE programs in both common obesity and morbid obesity.

Both studies also showed dose-dependent increases in estrone and estradiol and concomitant suppression of testosterone. In addition, thyroid hormone changes were observed as well as changes in other hormones related to reproductive function (i.e., FSH, LH, prolactin, sex hormone binding globulin). Despite these changes returning to baseline during off therapy periods they preclude exploration of higher doses of OE.

“Unfortunately, the study results were disappointing but definitive,” said Douglas Abel, president and chief executive officer of Manhattan Pharmaceuticals.  “With all our development programs, Manhattan Pharmaceuticals is committed to the practice of excellent science and the highest standard of clinical research to ensure both accurate outcomes and patient safety.  Based on positive preclinical data on OE, confirmatory results recently reported by Columbia University, and the Phase 1 clinical profile, we had been encouraged regarding the compound’s potential as an effective weight loss agent.  However, due to the findings from the two Phase 2a trials, we believe it is the correct decision to discontinue our work with OE.  These well designed Phase 2a trials produced quality data that permits us to make a clear cut decision at an early stage of the program.”

Going forward the company intends to continue with the advancement of its four clinical stage product candidates, and the exploration of other opportunities in the areas of dermatology/immunology and endocrine/metabolic disorders. The four clinical-stage product candidates include topical PTH (1-34) for psoriasis, as well as recently-acquired Altoderm™ for atopic dermatitis (eczema), Altolyn™ for mastocytosis, and Hedrin™ for head lice.

In keeping with this strategic focus, Manhattan Pharmaceuticals also announced today that it intends to pursue appropriate out-licensing opportunities for Propofol Lingual Spray for pre-procedural sedation.

Management Discussion Call and Webcast

Manhattan Pharmaceuticals will hold a management discussion call and webcast to describe the OE results in further detail, and to discuss the advancement of its four clinical stage product candidates at 8:30 AM ET on Tuesday, July 10, 2007. To access the call, please dial 800.289.0468 (domestic) or 913.981.5517 (international) five minutes prior to the start time. A replay of the call will be available approximately 2 hours following the event and will last until Friday, July 13, 2007 at 6:00 PM ET. To access a replay, please dial 888.203.1112 (domestic) or 719.457.0820 (international), and provide the pass code 1451123. To access the live audio webcast please visit the “Investors & Media” section of the company’s website located at www.manhattanpharma.com. An archived webcast will be available on the website approximately 2 hours after the event and will be available in the archive until Friday, July 13, 2007 at 6:00 PM ET.

About Manhattan Pharmaceuticals, Inc.

Manhattan Pharmaceuticals, Inc., (Amex: MHA) is a clinical-stage pharmaceutical company that acquires and develops novel, high-value drug candidates primarily in the areas of dermatologic/immunologic and endocrine/metabolic disease disorders. With a pipeline consisting of four clinical-stage product candidates, Manhattan Pharmaceuticals is developing potential therapeutics for large, underserved patient populations seeking superior treatments for conditions including psoriasis, atopic dermatitis (eczema), mastocytosis, and head lice. Please visit our new corporate website at http://www.manhattanpharma.com for more information.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Manhattan Pharmaceutical's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," “will,” and similar words or phrases. These statements are based on Manhattan Pharmaceuticals’ current expectations, forecasts and assumptions, which are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that Manhattan Pharmaceuticals' development efforts relating to its PTH (1-34), Altoderm™, Altolyn™ or Hedrin™ product candidates, or any future product candidates, will be successful, or that Manhattan Pharmaceuticals will be able to out-license its discontinued programs to other companies on terms acceptable to Manhattan Pharmaceuticals, or at all. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Manhattan Pharmaceuticals' product candidates, the risk that the results of clinical trials may not support the company’s claims, the risk that the company’s product candidates may not achieve market acceptance in North America or elsewhere, the company’s reliance on third-party researchers to develop its product candidates, availability of patent protection, the risk that sufficient capital may not be available to develop and commercialize the company’s product candidates, and the company’s lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006. Manhattan Pharmaceuticals assumes no obligation to update these statements, whether as a result of new information, future events, or otherwise, except as required by law.

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